Exhibit 10.7
June 27, 2025
Lisa Blair Davis
[address on file]

Dear Lisa,

Insulet Corporation is pleased to offer you the full-time position of SVP, Chief Human Resources Officer, reporting directly to Ashley McEvoy, President and CEO, effective July 8, 2025. We are excited about the prospect of you joining Insulet and look forward to your meaningful contribution to the team. Your principal place of employment will be at the Company’s headquarters in Acton, Massachusetts.

Your salary will be $19,230.77 biweekly (equivalent to $500,000.00 on an annualized basis), paid in accordance with the Company’s normal payroll practices as established or modified from time to time.

You are eligible to participate in our annual bonus program beginning calendar year 2025, with a target of 60.00% of your base salary. Any payout for the current calendar year will be pro-rated based on your date of hire. Payout typically takes place in the first quarter following the end of the calendar plan year. The design of the Company’s annual bonus program will be determined by the Company and there are no guarantees with respect to how any design changes will affect future bonus payments to you.

The Company is committed to sharing its continued success with its employees through long-term incentive opportunities. You will be eligible to participate in the Company's long-term incentive program, with an annual equity target of $1,700,000.00. For your 2025 annual equity award, the value will be pro-rated based on the number of days you are employed in 2025. Annual equity awards are discretionary and not guaranteed. The design of the Company's annual equity program will be determined by the Company and there are no guarantees with respect to how any design changes will affect future equity awards to you.

Of your pro-rated 2025 annual equity award value, 25% will be in the form of restricted stock units (“RSUs”), 50% will be in the form of performance stock units (“PSUs”), and 25% will be in the form of stock options. The award value will be converted to RSUs, PSUs and options (each subject to rounding down to the nearest whole share) based on the closing price of a share of Insulet common stock on the grant date.

RSUs will vest in substantially equal installments on the first, second, and third anniversaries of the grant date. PSUs vest subject to the performance criteria and vesting provisions over a three-year performance period. Options will vest in substantially equal installments on the first, second, third, and fourth anniversaries of the grant date

You will receive a sign-on equity award, with a grant date fair value of $500,000.00, in the form of RSUs.  The award value will be converted to RSUs, subject to rounding down to the nearest whole share, based on the closing price of a share of Insulet common stock on the grant date.  These RSUs will vest in substantially equal installments on the first, second, and third anniversaries of the grant date.

The Company grants equity once a month. Your sign-on equity award as well as your pro-rated annual equity award will be granted on the first trading day of the month following the month in which you commence employment, based on our monthly grant cadence. Assuming a July 8, 2025 start date, this would mean a grant date of August 1, 2025. The material terms of your sign-on award as well as your annual grant will be contained in the applicable award agreements be issued to you at the time of grant. The terms and conditions document under which each award is issued shall govern.

In addition, the company will pay you a one-time signing bonus of $200,000.00, payable within 30 days of your hire date. This is considered taxable income.  If you leave the company voluntarily before December 31, 2026 (other than as a result of a Material Diminution, as defined below), you will be required to pay back the signing bonus on a pro-rata basis.

You are eligible for severance and change in control benefits pursuant and subject to the terms of the Insulet Corporation Amended and Restated Executive Severance Plan (the “Severance Plan”). For purposes of severance entitlement under the Severance Plan, a material diminution of your title, responsibilities, level of authority, reporting structure or scope of duties (including as a result of the assignment of responsibilities and/or duties from those in effect immediately in effect prior to the reduction or that are materially inconsistent with your position) (a “Material Diminution”) shall constitute a Terminating Event under the Severance Plan. You will also be eligible to participate in the Company’s benefits programs to the same extent as, and subject to the same terms, conditions, and limitations applicable to, other similarly situated employees of the Company. For a more detailed understanding of the benefits and the applicable eligibility requirements, please consult the applicable summary plan descriptions.

In order to protect the Company’s substantial investment of time and money in the creation and maintaining of its Confidential Information and goodwill with its Clients and Contacts, all personnel are required to execute the Company’s standard Proprietary Information and Non-Competition Agreements as a condition of your employment with the Company. Also, just as the Company regards the protection of our trade secrets and other confidential information as a matter of great importance, we also respect that you may have obligations to your present or other prior employers (including safeguarding its confidential information), and we expect you to honor them as well. To that end, we expect that you will not take any documents or other confidential information from your employer of any kind, if and when you depart. Further, you should not bring with you to the Company, or use in the performance of your responsibilities for our Company, any confidential or proprietary business information, materials, or documents of a former employer.

While we are hopeful and confident that our relationship will be mutually rewarding, satisfactory, and sustaining, this letter shall not be construed as an agreement, either express or implied, to employ you for any stated term and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to end the employment relationship, for any reason, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. Also, this letter constitutes our entire offer regarding the terms and conditions of your employment by the Company, and it supersedes any prior agreements or other promises or statements (whether oral or written) regarding the offered terms of employment. Your employment with Insulet shall be governed by and construed under the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

For the purpose of completing the I-9 form, you will be required to provide documentation to demonstrate your eligibility to work in the United States. As required by federal law, this verification must occur by the third day of your employment.

It is with great pleasure that we welcome you to Insulet! We recognize that our success is the direct result of the contributions made by our dedicated and talented workforce. We look forward to further strengthening the Insulet team with your contributions.

Best regards,
/s/ Ashley A. McEnvoy
Ashley A. McEvoy
President and Chief Executive Officer

Acceptance: Your signature below confirms your acceptance of the offer to join Insulet as SVP, Chief Human Resources Officer and also confirms you have reviewed the job description for this position and that you meet the minimum qualifications required of this role.

/s/ Lisa Blair Davis
Lisa Blair Davis